NEWS
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For:                                                From:

Ladish Co., Inc.                                    Libby Communications
5481 South Packard Avenue                           One West Mountain Road
Cudahy, WI  53110                                   Ridgefield, CT  06877
Contact:   Wayne E. Larsen                          Contact:   William J. Libby
           414-747-2935                                        203-431-8480
           414-747-2890 Fax                                    203-431-6132 Fax


Release date:  29 January 2004


LADISH REPORTS FOR FISCAL 2003


Cudahy, WI--Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today reported 2003 net income was $0.019 million on sales of $179.9 million. During the fourth quarter of 2003 the Company experienced a ($0.06) loss per share, largely attributable to a decrease in sales, a charge for a retirement incentive and an inventory adjustment, partially offset by an export tax credit.

Ladish will host a conference call on Monday, February 2, 2004 at 9:00 a.m. EST to discuss the Company's performance for 2003. The telephone number to call to participate in the conference call is (800) 362-0571.

                                                  For the Three Months         For the Twelve Months
                                                   Ended December 31,            Ended December 31,
                                                ------------------------      ------------------------
(Dollars in thousands, except
 earnings per share)                               2003           2002          2003           2002
                                               ----------     ----------     ----------      ---------

Net sales                                         $41,343        $44,289       $179,927       $188,544
Cost of goods                                      40,845         42,763        169,999        176,163
                                               ----------     ----------     ----------      ---------
Gross profit                                          498          1,526          9,928         12,381
SG&A                                                2,170          2,353          8,724          9,085
                                               ----------     ----------     ----------      ---------
Operating income                                   (1,672)          (827)         1,204          3,296
Interest expense & other                              579            360          2,151          1,616
                                               ----------     ----------     ----------      ---------
Pretax income (loss)                               (2,251)        (1,187)          (947)         1,680
Taxes (benefit)                                    (1,445)          (983)          (966)            49
                                               ----------     ----------     ----------      ---------
Net income (loss)                              $     (806)    $     (204)    $       19      $   1,631
                                               ==========     ==========     ==========      =========
Basic earnings per share                           ($0.06)        ($0.02)         $0.00          $0.13
Basic weighted average
  shares outstanding                           13,023,393     13,023,393     13,023,393     13,002,224
Diluted earnings per share                         ($0.06)        ($0.02)         $0.00          $0.12
Diluted weighted average
  shares outstanding                           13,023,393     13,023,393     13,057,703     13,113,203


                                      more

Ladish Reports for Fiscal 2003
Page 2

                                                           December 31,
                                                 ------------------------------
(Dollars in thousands)                              2003                2002
                                                 ----------          ----------

Cash                                               $10,981              $8,959
Accounts receivable                                 29,683              32,237
Inventory                                           43,845              45,849
Capital expenditures                                 4,259              11,475

Total Assets                                      $216,642            $225,810
-------------------------------------------------------------------------------

Accounts payable                                   $13,205             $17,134
Senior debt                                         30,000              30,000
Pensions                                             9,120              11,993
Postretirement benefits                             39,811              41,056

Stockholders' equity                              $116,723            $118,369


"We believe 2003 represented the bottom of the trough for the aerospace cycle as it relates to Ladish. Our focus throughout the year was to streamline our processes and reduce our costs while still meeting our customers' needs," says Kerry L Woody, Ladish's President and CEO. "The results for the year were negatively impacted by reduced sales and underabsorbed costs, start-up costs on new programs, retirement incentives and unusually high legal and external administrative expenses. Given the impact upon Ladish of the downturn in the commercial aerospace industry in 2003, we focused our efforts on reducing the cost structure of the operations for the near and long term. In addition, we were able to conclude six new labor agreements which cover all of the production employees at our Wisconsin facility."

Looking forward to 2004, Woody remarked, "Based upon the build forecasts of our customer base, we do not anticipate a significant recovery in the commercial aerospace market during the year. However, our new order volume in 2003 and year ending contract backlog both showed significant improvement over year end 2002. Also, the success we had in 2003 in reducing our cost structure and on improving our responsiveness to our customers should enable us to leverage these gains for improvements in profitability and cash generation in 2004. With our 100th anniversary rapidly approaching, we are mindful of the fact Ladish has managed through difficult cycles before and we will emerge from the current downturn in a position to take advantage of the recovery."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.




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